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                                THE TORO COMPANY
                      ANNUAL MANAGEMENT INCENTIVE PLAN II



1. PLAN PURPOSE. The purpose of The Toro Company Annual Management Incentive Plan II (the "Plan") is to enhance stockholder value of The Toro Company (the "Company") by providing an annual incentive to reinforce achievement of the Company's performance goals ("Performance Goals"); to link a significant portion of a participating officer's annual compensation to the achievement by the Company, and in certain cases, a division or individual, of Performance Goals; to attract, motivate and retain officers on a competitive basis by making awards based on annual achievement of Performance Goals ("Annual Performance Awards"); and to encourage selected officers to acquire and retain shares of the Common Stock, par value $1.00 per share, and related Preferred Share Purchase Rights of the Company ("Common Stock").

2. ELIGIBILITY AND PARTICIPATION. Within the first 90 days of each fiscal year, or before the first 25% of a shorter performance period has elapsed, the Compensation Committee (the "Committee") shall select as recipients of Annual Performance Awards ("Plan Participants") those officers of the Company who, through their position or performance, can have a significant, positive impact on the Company's financial results. Plan Participants are designated to participate in the Plan for one fiscal year, but may be renominated and selected again. Newly-hired and newly-promoted officers may be selected as Plan Participants after the first 90 days of a fiscal year subject to the provisions of this paragraph and subparagraph 4.a. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor provisions under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

3.   AWARD AMOUNTS.

          a. TARGET PAYOUT. The target amount that may be paid with respect to an Annual Performance Award (the "Target Payout") shall be determined by the Committee and shall be based on a percentage of a Plan Participant's actual annual base salary at the time of grant ("Participation Factor"), within the range established by this subparagraph and subject to adjustment as provided in the last sentence of this subparagraph. The Participation Factors, which are intended to reflect a Plan Participant's level of responsibility, are up to 60% for the Chairman and Chief Executive Officer, up to 55% for the President and Chief Operating Officer if one should be elected, up to 50% for other elected officers and up to 45%for other officers. The Chief Executive Officer may approve modifications to the foregoing Participation Factors for any participant who is not a person referred to in


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               Section 162(m) of the Internal Revenue Code of 1986, as
               amended, or the regulations thereunder ("Section 162(m)"), if such modification is based on level of responsibility. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at less than the Target Payout.

          b. MAXIMUM PAYOUT. The Committee may also establish a maximum potential payout amount (the "Maximum Payout") with respect to an Annual Performance Award of up to 200% of the Target Payout in the event Performance Goal targets are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

          c. DIVISION PAYOUT. At the time an Annual Performance Award is made, the Committee may establish supplemental division-specific Performance Goals ("Supplemental Division Performance Goals") and may provide that achievement of a Supplemental Division Performance Goal at or above an established target level shall be required in order to earn a Target Payout or Maximum Payout. The Committee shall also have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the division payout formula to a division vice president or general manager based on the Committee's evaluation of the quality of division performance.

          d. STRATEGIC PERFORMANCE MEASURE PAYOUT. At the time an Annual Performance Award is made, the Committee may increase the Target Payout and the Maximum Payout (as either may be prorated in accordance with subparagraphs 3.a. and 3.b.) by up to 20% but to not more than 200% of the Target Payout, for selected Plan Participants ("Strategic Performance Participants"), to reflect individual strategic performance measures ("SPM Performance Goals") established at that time by the Committee. The Committee shall have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the payout formula to a Strategic Performance Participant based on the Committee's evaluation of the individual's achievement of the SPM Performance Goal.

          e. SECTION 162(m) MAXIMUM. With respect to any Plan Participant who is or may become a person referred to in Section 162(m), the maximum dollar amount that may be paid under an Annual Performance Award shall be set at the time the Committee grants the award and establishes Performance Goals under the award.


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4.   PERFORMANCE GOALS.

          a. ESTABLISHMENT. An award payment under an Annual Performance Award shall be made to a Plan Participant only if the Company, a division and/or the individual participant achieves Performance Goals established by the Committee in writing not later than 90 days after the commencement of the fiscal year to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

          b. PERFORMANCE GOAL CRITERIA. Performance Goals to be established under subparagraph 4.a. shall be based on earnings per share
               (EPS), return on average net assets (ROANA), average net asset dollar level, division profit adjustment, division controllable profit contribution, division average asset dollars, return on equity, revenue growth, earnings growth or economic value added . Supplemental Division Performance Goals for division participants that may be established under subparagraph 4.a. may be based on any of the foregoing and/or on division specific operating performance goals including revenue growth, sustained earnings, product warranty experience, product recalls or inventory levels. SPM Performance Goals that may be established under subparagraph 4.a. may be based on quantitative or qualitative factors, and may include, but are not limited to, aggressive revenue growth, sustaining earnings initiative, warranty experience, product recalls, field inventory, or acquisition experience, customer satisfaction (determined by such measurements as product quality, warranty, on-time delivery, fill rate, after-market service or customer satisfaction survey results), inventory reduction and inventory turnover. Each Performance Goal is to be specifically defined by the Committee on a Company, division or individual basis and/or in comparison with peer group performance.

5. DISCRETION TO DECREASE AWARD PAYMENT. With respect to any Plan Participant who is a person referred to in Section 162(m), the Committee shall have the discretion to decrease an award payment under an Annual Performance Award, but may not under any circumstances increase such amount.

6. MAXIMUM AWARD PAYMENT. Notwithstanding any other provision of this Plan, the maximum dollar amount a Plan Participant may be paid under an Annual Performance Award, whether in cash or Common Stock or Common Stock units, with respect to any fiscal year is $1,500,000 . The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.


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7.   PAYMENTS.  Before any payment is made under the Plan, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to an Annual Performance Award have been achieved. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established, or any Board-approved extraordinary or non-recurring event or item.

8.   STOCK RETENTION PROVISIONS.

          a. ELIGIBILITY FOR STOCK RETENTION AWARD. Subject to the terms and conditions of this paragraph 8 (the "Stock Retention Provisions"), at the time the Committee selects Plan Participants, the Committee may grant to selected Plan Participants ("Stock Participants") a right (a "Stock Retention Award") to elect (i) to convert to shares of Common Stock or
               (ii) to defer, through The Toro Company Deferred Compensation Plan for Officers (the "Officer Deferred Plan"), into units having a value based on shares of Common Stock, up to 50% of the amount of an award payment under an Annual Performance Award ("Base Cash Award") and to receive additional incentive compensation in the form of one additional share or unit of Common Stock for every two shares or units acquired upon conversion up to the limit of 50% of the Base Cash Award (the "Matching Shares" or "Matching Units"). The shares or units acquired upon conversion of all or a portion of the Base Cash Award shall be retained by the Company (which shall be called the "Agent" for purposes of the Stock Retention Provisions) during the vesting periods for the Matching Shares or Units described in subparagraph 8.e. Shares of Common Stock issued under the Stock Retention Provisions shall be called "Retained Shares" and units of Common Stock deferred under the Officer Deferred Plan shall be called "Retained Units" under this paragraph 8.

          b. NUMBER OF SHARES OR UNITS. The number of Retained Shares or Retained Units to be issued or credited upon conversion of a Base Cash Award under a Stock Retention Award election shall be equal to the dollar amount of the portion of the Base Cash Award subject to the election, divided by the fair market value of the Common Stock on the date that the Committee makes the certification required under paragraph 7 of this Plan. Fair market value shall be the closing price of one share of Common Stock, as reported in THE WALL STREET JOURNAL. Retained Shares shall be issued in whole shares only and cash shall be paid for fractional shares.


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          c.   ELECTION TO EXERCISE STOCK RETENTION AWARD.

               i. On or before the December 31 immediately preceding the end of the fiscal year to which a Stock Retention Award relates, a Stock Participant who wishes to convert a portion of a Base Cash Award into deferred compensation Retained Units shall notify the Company in writing that he or she has elected to participate in the Stock Retention Provisions and shall specify the percentage of the Base Cash Award to be converted, except as otherwise provided in the Officer Deferred Plan with respect to the year in which that plan is first implemented or materially amended or the first year in which a Stock Participant becomes eligible to participate in the Stock Retention Provisions.

               ii. On or before the September 15 immediately prior to the last day of the fiscal year to which a Stock Retention Award relates, a Stock Participant who has not elected to convert the maximum permissible portion of the Base Cash Award into Retained Units and who wishes to convert up to the maximum permissible portion of the Base Cash Award into Retained Shares shall notify the Company in writing that he or she has elected to participate in the Stock Retention Provisions and shall specify the percentage of the Base Cash Award to be converted.

               iii. An election to participate is effective only for the fiscal year to which the Stock Retention Award relates.

               iv. A Stock Participant who terminates employment, dies, retires at or after age 65, elects early retirement at or after age 55 or becomes permanently disabled and unable to work during the fiscal year to which a Stock Retention Award relates shall not be eligible to participate in the Stock Retention Provisions for that fiscal year , and any Stock Retention Award for that year and any election made by the Stock Participant shall be canceled automatically as of the date of any such event.

          d. MATCHING SHARES OR UNITS. As soon as practical following the conversion of a Base Cash Award to Retained Shares or Retained Units, the Company shall issue one Matching Share or credit one Matching Unit for each two Retained Shares or Units acquired (up to the limit of 50% of the Base Cash Award) (the "Restricted Shares" or "Restricted Units"). Restricted Shares shall be held by the Agent for the Stock Participant's account. Restricted Shares shall be issued in whole shares only and cash shall be paid for fractional shares.


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          e.   VESTING, DELIVERY AND DISTRIBUTION.

               i. Vesting. Restricted Shares and Restricted Units held or credited by the Company shall be forfeitable until they vest and shall vest in increments of 25% of the total number of such Restricted Shares or Units at the end of each of the second, third, fourth and fifth years after the date such Restricted Shares or Units are issued or credited, provided that such Restricted Shares or Units shall vest only if the Stock Participant's Retained Shares or Units have been left on deposit with the Agent through the requisite two, three, four and five year periods and all other requirements of the Plan have been met, except as may otherwise be provided in subparagraph 8.f.

               ii. Delivery.

                    A. Retained Shares and Restricted Shares will be delivered as soon as possible after the applicable vesting requirements (including accelerated vesting under subparagraph 8.f.) have been fulfilled. In the event vesting requirements are not fulfilled, Retained Shares will be returned to a Stock Participant as soon as possible.

                    B. Retained Units and Restricted Units that have vested will be distributed to a Stock Participant consistent with a Stock Participant's distribution election properly made in accordance with the provisions of the Officer Deferred Plan.

               iii. Retained Shares and Retained Units are fully vested at the time of issuance or crediting.

          f.   VESTING AND CANCELLATION UNDER SPECIAL CONDITIONS.

               i. Retirement or Disability. Notwithstanding the foregoing, all Restricted Shares or Units held in a Stock Participant's account shall vest in full if the participant retires on or after age 65 or becomes permanently disabled and unable to work while a Stock Participant under the Plan. Notwithstanding the foregoing, if within one year after such retirement the Stock Participant is employed or retained by a company that competes with the business of the Company, or such individual violates any confidentiality agreement with the Company, the Company may demand return of the economic value of the Restricted Shares or Units which vested early under this subparagraph.

               ii. Early Retirement. Restricted Units held in the account of a Stock Participant who retires at or after age 55, but before age 65, shall vest or be forfeited in accordance with the provisions of the Officer Deferred Plan. A


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               Stock Participant who retires at or after age 55, but before age 65, may elect to leave Retained Shares on deposit until the participant reaches age 65 or until the applicable vesting requirements of subparagraph 8.e. have been fulfilled, as the case may be, and Restricted Shares shall vest upon the occurrence of the earlier of such event. Notwithstanding the foregoing, if within one year after such early retirement the Stock Participant is employed or retained by a company that competes with the business of the Company, or such individual violates any confidentiality agreement with the Company, the Company may demand return of the economic value of the Restricted Shares which vested after the date of early retirement under this subparagraph.

               iii. Early Withdrawal. In the event that a Stock Participant elects to withdraw Retained Shares or Units from the account prior to age 65, but before the applicable vesting requirements have been fulfilled, Restricted Shares or Units held in such participant's account that have not vested shall not vest and shall be forfeited.

               iv. Death. In the event of the death of a Stock Participant before the applicable vesting requirements have been fulfilled, the Restricted Shares or Units shall vest in full.

               v. Voluntary Resignation. In the event that a Stock Participant resigns voluntarily, Restricted Shares or Units held in such participant's account that have not yet vested shall not vest and shall be forfeited, unless otherwise determined by the Chairman of the Committee, in his or her discretion, upon recommendation by the Chief Executive Officer of the Company.

               vi. Change of Control. All Restricted Shares and Restricted Units shall vest if there is a Change of Control of the Company. A Change of Control means the earliest to occur of (A) a public announcement that a Person shall have acquired or obtained the right to acquire Beneficial Ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) of 15% or more of the outstanding shares of Common Stock of the Company, (B) the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the Beneficial Ownership by a Person of 15% or more of the outstanding shares of Common Stock of the Company or (C) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or earning power, or contested election or any combination thereof, that causes or would cause the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company.

               For purposes of this subparagraph 8.f.vi., Person means any individual,


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               corporation, partnership, trust, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
               Act) (excluding the Company, a subsidiary of the Company, any employee benefit plan of the Company or any subsidiary or any entity holding shares of Common Stock for or pursuant to the terms of any such plan). For purposes of this subparagraph, Beneficial Ownership includes securities beneficially owned, directly or indirectly, by a Person and such Person's affiliates and associates, as defined under Rule 12b-2 under the Exchange Act, and securities which such Person and its affiliates and associates have the right to acquire or the right to vote, or by any other Person with which such Person or any of such Person's affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of Common Stock, as more fully described in The Toro Company Preferred Share Purchase Rights Plan dated as of May 20, 1998.

          g. TEMPORARY WITHDRAWAL FOR OPTION EXERCISE. A Stock Participant may temporarily withdraw all or a portion of Retained Shares held in the participant's account, but not Restricted Shares or Retained or Restricted Units, in order to exercise Company stock options, provided that an equal number of shares of Common Stock is promptly redeposited with the Agent after such exercise.

          h. DIVIDENDS AND VOTING. Dividends on Retained and Restricted Shares may at the election of the Stock Participant be paid to such participant or reinvested under the Company's dividend reinvestment plan as then in effect. Dividends on Retained and Restricted Units shall be credited under the Officer Deferred Plan, in additional units based on the fair market value of one share of the Common Stock on the record date for payment of dividends. A Stock Participant shall have the right to vote Retained and Restricted Shares.

          i. MAXIMUM SHARES SUBJECT TO STOCK RETENTION AWARDS. Subject to the provisions of this subparagraph and paragraph 6 hereof, the number of shares of Common Stock reserved and available for issuance pursuant to Stock Retention Awards under the Plan is 100,000. Shares of Common Stock that may be issued hereunder may be authorized but unissued shares, reacquired or treasury shares or outstanding shares acquired in the market or from private sources or a combination thereof. Appropriate adjustments in the number of shares of Common Stock that may be available for such purposes under the Plan may be made by the Committee in its discretion to give effect to adjustments made in the number of shares of Common Stock of the Company through any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or similar change in the corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or part of its assets or any distribution to stockholders other than a normal cash dividend.


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9.   NON-TRANSFERABILITY.  Neither Annual Performance Awards, Stock Retention
     Awards, Retained Shares, Restricted Shares, Retained Units, Restricted Units nor any interest in any one of such awards or shares or units or benefits may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Retained and Restricted Shares are held by the Agent or the Retained and Restricted Units have not been distributed in accordance with the Officer Deferred Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void.

10. ADMINISTRATION. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of paragraph 12; interpret provisions of the Plan; select Plan Participants and Stock Participants; establish Performance Goals; make Annual Performance Awards and Stock Retention Awards; or terminate the Plan, in its sole discretion. The Committee may delegate certain of these activities and all decisions not required to be exercised by it under
     Section 162(m) or Section 16 of the Exchange Act, as it solely determines. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders, Plan Participants and Stock Participants.

11. GOVERNING LAW. The Plan, awards granted under the Plan, agreements entered into under the Plan, Retained or Restricted Shares and Retained or Restricted Units shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, without giving effect to principles of conflicts of laws.

12. PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan shall be effective that would increase the maximum amount payable under paragraph 6 to a Plan Participant who is a person referred to in
     Section 162(m); that would change the Performance Goal criteria applicable to a Plan Participant who is a person referred to in Section 162(m) for payment of awards stated under paragraph 4; or that would modify the requirements as to eligibility for participation under paragraph 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of Section 162(m). Notwithstanding the foregoing, no amendment, modification or termination that would affect benefits accrued under this Plan prior to such amendment, modification or termination may occur after a Change of Control, as defined in subparagraph 8.f.vi., without the written consent of a majority of the Plan Participants determined as of the day before such Change of Control.

13. EFFECTIVE DATE OF THE PLAN AND AMENDMENTS. The Plan first became effective on November 1, 1995. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of paragraph 12.


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     As amended by the Compensation Committee and Board of Directors on November
     18, 1998, subject to stockholder approval on March 24, 1999.


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